Goldman, Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

September 1, 2020

Pacific Life Insurance Company

Pacific Life & Annuity Company

700 Newport Center Drive

Newport Beach CA, 92660

Ladies and Gentlemen:

This letter sets forth the agreement (the “Agreement”) between Pacific Life Insurance Company, Pacific Life & Annuity Company (collectively referred to herein as “you” or the “Company”) and the undersigned (“we” or “Goldman, Sachs Asset Management, L.P.”, or “GSAM”) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the “Trust”).

1.         The Trust.  The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company.  The Trust offers shares of one or more separate series, each representing an interest in a particular investment portfolio of securities and other assets (“Portfolios”), and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts.  As such, the Trust sells its shares to insurance companies and their separate accounts.  With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts offering underlying mutual funds as investment options for their separate accounts be provided with certain materials and rights similar to those afforded to mutual fund shareholders.

2.         The Company.  Pacific Life Insurance Company is a Nebraska life insurance company and Pacific Life & Annuity Company is an Arizona life insurance company.  The Company issues variable annuity contracts and/or variable life insurance contracts (the “Contracts”) supported by the Separate Account(s) identified on Schedule A (the “Separate Account”; if more than one, the term “Separate Account” shall apply to each Separate Account subject hereto).  The Separate Account is registered with the SEC as a unit investment trust.  The Company has entered into a participation agreement (the “Participation Agreement”) with the Trust and Goldman Sachs & Co. LLC as the Trust’s Distributor (“Distributor”) with respect to the Portfolios listed on Schedule B (the “Funds”).  The Participation Agreement governs the Company’s purchases and redemptions of shares of the Trust for the Separate Account supporting the Company’s Contracts, and related matters.

3.         Goldman Sachs & Co. LLC Goldman Sachs & Co. LLC serves as the distributor for the Trust.  GSAM serves as the Trust’s investment adviser.  GSAM supervises and assists in the overall management of the Trust’s affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust’s Board of Trustees in accordance with Delaware law.  Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services.

4.         Administrative Services.  You have agreed to assist us, as we may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the Separate Account’s purchase and redemption of shares of the Funds. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust’s transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust’s Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company’s Contracts; and the services listed on Schedule C.

5.         Payment for Administrative Services.  In consideration of the services to be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM’s bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule D.  For purposes of computing the payment to the Company contemplated under this Section 5 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the Separate Account over a one-month period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of the relevant shares held by the Separate Account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month.  The payment contemplated by this Section 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within sixty (60) business days thereafter.

6.         Nature of Payments.  The parties to this Agreement recognize and agree that GSAM’s payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses.  The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts.  The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a Separate Account as the sole shareholder in a Fund rather than multiple accounts reflecting the Separate Account’s investment.  You represent that:

•                  you may legally receive the payments contemplated by this Agreement.

•                  the administrative services provided under this Agreement are not services that the Trust has agreed to perform, provide or pay for under the Participation Agreement.

•                  to the extent required by applicable law, you have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act.

7.         Term.  This Agreement shall remain in full force and effect for an initial term of one year from the date hereof, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days’ written notice of its intent not to continue this

Agreement.  This Agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account’s investment in the Fund, or (ii) upon termination of the Trust’s obligation to sell shares of a Fund under the Participation Agreement.

8.         Representations and Warranties.  The Company represents and warrants that:

(a)                               it is an insurance company duly organized and in good standing under applicable state insurance law;

(b)                              its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

(c)                               it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Trust, GSAM and their affiliates.

9.         Interpretation.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

(a)                               This Agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

(b)                              The captions in this Agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

10.       Amendment.  This Agreement may be amended only upon mutual agreement of the parties hereto in writing.  Any notice to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to GSAM:

Marci Green

Managing Director

Goldman, Sachs Asset Management, L.P.

200 West Street

New York, NY  10282

If to the Company:

Sharon A. Cheever

General Counsel

Pacific Life Insurance Company

Pacific Life & Annuity Company

700 Newport Center Drive

Newport Beach, CA 92660

or at such other address as such party may from time to time specify in writing to the other party.  Each such notice to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt.

11.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

If this Agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

Very truly yours,

Goldman, Sachs Asset Management, L.P.

By:	/s/ Marci Green
Name:	Marci Green
Title:	Managing Director

Acknowledged and Agreed to:

Pacific Life Insurance Company
Pacific Life & Annuity Company

By:	/s/ Sharon A. Campbell
Name:	Sharon A. Campbell
Title:	Assistant Vice President

SCHEDULE A

Separate Accounts

All current and future Separate Accounts of the Company available for sale through the Contracts.

SCHEDULE B

Funds

All available series of Goldman Sachs Variable Insurance Trust, if available according to the series’ current Prospectuses and Statements of Additional Information.

SCHEDULE C

Services

Maintenance of books and records

-                                           Record issuance of shares

-                                           Record transfers (via net purchase orders)

-                                           Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner’s position

Fund-related Contract Owner services

-                                           Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners

-                                           Telephonic support for Contract Owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares

-                                           Trust proxies (providing GSAM, the Trust, or a third party tabulator hired by GSAM or the Trust, with necessary contract owner information for proxy purposes)

-                                           Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners

Other administrative support

-                                           Sub-accounting services

-                                           Providing other administrative support to the Trust as mutually agreed between insurer and the Trust

-                                           Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders

SCHEDULE D

Fees

Share Class of the Trust	Amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement

Equity Funds
- Service and Institutional Class	0.25%
- Advisor Class	0.10%

Fixed Income Funds
- Service and Institutional	0.25%
- Advisor Class	0.10%

Money Market Funds[1]
- Service and Institutional Class	0.10%

1  The fee paid by GSAM to the Company on Money Market Funds may be reduced as described in Schedule E of This Agreement.  You agree to be bound by the terms of such Schedule E and agree to any reduction in fees that may occur as described therein.

SCHEDULE E

Goldman Sachs Administrative Service Agreements

Temporary Fee Waiver

Administrative Service Fee Waiver Methodology

You have entered into one or more administrative service agreements (“Administrative Service Agreements”) with Goldman Sachs Asset Management, L.P. (“GSAM”) under which you (sometimes referred to as a “Company”) receive administrative service fees (“Administrative Service Fees”) from GSAM with respect to one or more share classes of the Goldman Sachs VIT Government Money Market Fund (the “Fund”). These Administrative Service Fees are for the services you, as a Company, provide to your customers relating to the Fund, as set forth in those Administrative Service Agreements.

In accordance with the Fund’s established policies, all or substantially all of the net investment income for each share class of the Fund is declared as a dividend to shareholders daily. However, there may be times when yields in the U.S. money markets are low, and in order to help provide that the investments of your customers in the Fund earn a daily net return (to the extent possible), we may decide when certain conditions arise to waive fees that may typically be paid to you and other Companies under the Administrative Service Agreements.

Methodology for Calculating the Fee Waiver

We will calculate, at our sole discretion, the amount by which your Administrative Service Fees will be waived for any given share class of the Fund for any given month. Such amount shall be referred to as your “Administrative Service Fee Waiver” for the month, and will be established as described below based on a percentage of the amount by which GSAM must waive its management fee.

The rate by which management fees for the Fund will be waived shall be calculated on a daily basis (the “Daily Management Fee Waiver Rate”) based on our good faith calculation as to the amount necessary to ensure that the Annualized Yield (as defined below) for any class of the Fund on such day would not be less than 0.01% (or such lower yield as we determine in our sole discretion).

At the end of each month, the Goldman Sachs Variable Insurance Trust (the “Trust”) will calculate an asset-weighted average of each day’s Daily Management Fee Waiver Rate (the “Average Daily Management Fee Waiver Rate”). In order to determine the rate by which your Administrative Service Fees will be waived in a given month (your “Monthly Administrative Service Fee Waiver Rate”), the Trust will then multiply the Average Daily Management Fee Waiver Rate for the month by your “Administrative Service Fee Waiver Percentage” for the Fund and share class. Your Administrative Service Fee Waiver Percentage shall be equal to the annualized Administrative Service Fee rate otherwise payable to you with respect to the Fund and share class divided by the annualized Management Fee rate payable to GSAM (gross of the Daily Management Fee Waiver Rate).

Your Administrative Service Fee Waiver for the month will then be calculated by applying your Monthly Administrative Service Fee Waiver Rate to the amount of Administrative Service Fees to which you would otherwise be entitled.

For purposes of the fee waiver described above:

(A) “Annualized Yield” will be calculated net of advisory and operating expenses in accordance with the standardized methodology prescribed by the Securities and Exchange Commission in Form N-1A, Item 26(a)(1), except that each Annualized Yield will be calculated for a one-day period rather than a seven-day period.

(B) The amount of the daily Administrative Service Fee Waiver for any given month or share class will, in no event, be greater than the Administrative Service Fee payable to you with respect to the same share class for the same day, without reference to the Administrative Service Fees payable to you on such share class for any other day, or to the Annualized Yields of and Administrative Service Fees payable with respect to any other share class.

(C) The Administrative Service Fees not paid and waived for any day will be final and may not be subsequently recouped by you.

(D) The waiver of Administrative Service Fees as set forth above will terminate with respect to a particular share class of the Fund upon GSAM’s determination that the Annualized Yield is likely to remain above 0.01%, but will thereafter continue in effect with respect to all other share classes as to which this Administrative Service Fee Waiver has not been so terminated. GSAM may reinstate the payment suspension and Administrative Service Fee Waiver if it subsequently determines that the Annualized Yield is likely to fall below 0.01%.

(E) The waiver of the Administrative Service Fees as stated herein does not affect or alter in any way any of your other undertakings, if any, to waive such Fees under any provision of the Administrative Service Agreements.